Exhibit (a)(1)(C)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Entasis Therapeutics Holdings Inc.
at
$2.20 Net Per Share
by
Innoviva Merger Sub, Inc.
a wholly-owned subsidiary of
Innoviva, Inc.
June 7, 2022
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Innoviva Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Innoviva, Inc., a Delaware corporation (“Parent” and, together with Purchaser, the “Purchaser Parties”), to act as Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Entasis Therapeutics Holdings Inc., a Delaware corporation (“Entasis”), at a price of $2.20 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase dated June 7, 2022 (as it may be subsequently amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any other related materials, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.
The Offer is not subject to any financing condition. The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on July 7, 2022, unless extended (such date and time, as it may be extended in accordance with the terms of the Merger Agreement (as defined herein), the “Expiration Time”). The Offer is conditioned upon, among other things, (i) the number of Shares validly tendered and not withdrawn in accordance with the terms of the Offer on or prior to the Expiration Time, excluding any Shares beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by (a) the Purchaser Parties or (b) Manoussos Perros (the Chief Executive Officer of the Entasis), represent at least one more Share than fifty percent (50%) of the Shares not beneficially owned by such persons in clauses (a) and (b) outstanding at the Expiration Time and (ii) that no governmental entity of any competent jurisdiction shall have (x) enacted, issued, promulgated, enforced or entered any (A) order, writ, ruling, injunction, judgment, stipulation, determination, award or decree, or (B) federal, state, provincial, local, municipal, multi-national or foreign law, statute, ordinance, rule, regulation, constitution, code, arbitration award, common law, franchise, license, requirement or permit, or (y) taken any other action then in effect, in each case, whether temporary, preliminary or permanent, that has the effect of enjoining, restraining or otherwise prohibiting the consummation of the Offer or the Merger (as defined below) or the other transactions contemplated by the Merger Agreement.
For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1. The Offer to Purchase;
2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;
3. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and
4. A return envelope addressed to the Computershare Trust Company, N.A. (the “Depositary”) for your use only.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 7, 2022, UNLESS THE OFFER IS EXTENDED.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 23, 2022 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Purchaser and Entasis. The Merger Agreement provides, among other things, that as promptly as practicable following the acceptance for payment of Shares pursuant to and subject to the conditions to the Offer, and subject to the satisfaction or waiver of conditions set forth in the Merger Agreement, Purchaser will be merged with and into Entasis (the “Merger”), with Entasis continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent.
Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.
In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 5:00 p.m., New York City time, on July 7, 2022.
Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from the Information Agent, at the addresses and telephone numbers set forth below.
Very truly yours,
D.F. King & Co., Inc. 48 Wall Street New York, New York 10005 Shareholders Call (Toll-Free): (877) 478-5040 Banks and Brokers Call: (212) 269-5550 By Email: ETTX@dfking.com
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL APPOINT YOU AS AN AGENT OF PURCHASER, PARENT, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN AND THEREIN.
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